                                                                      Exhibit 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                         Three Months                  Fiscal Years Ended
                            Ended     -----------------------------------------------------
                           July 28,   April 28,  April 29,  April 30,   May 1,     May 3,
                             1999        1999       1998      1997       1996       1995
                         ------------ ---------- ---------- --------- ---------- ----------
Fixed Charges:
 Interest expense*......   $ 63,085   $  260,743 $  260,401 $277,818  $  279,368 $  212,123
 Capitalized interest...        --           --       1,542    2,688       1,007        414
 Interest component of
  rental expense........      6,898       29,926     30,828   27,382      26,728     24,200
                           --------   ---------- ---------- --------  ---------- ----------
   Total fixed charges..   $ 69,983   $  290,669 $  292,771 $307,888  $  307,103 $  236,737
                           --------   ---------- ---------- --------  ---------- ----------
Earnings:
 Income before income
  taxes.................   $328,039   $  835,131 $1,254,981 $479,064  $1,023,661 $  938,007
 Add: Interest
  expense*..............     63,085      260,743    260,401  277,818     279,368    212,123
 Add: Interest
  component of rental
  expense...............      6,898       29,926     30,828   27,382      26,728     24,200
 Add: Amortization of
  capitalized interest..        236        3,050      3,525    3,454       3,399      3,465
                           --------   ---------- ---------- --------  ---------- ----------
   Earnings as adjusted.   $398,258   $1,128,850 $1,549,735 $787,718  $1,333,156 $1,177,795
                           --------   ---------- ---------- --------  ---------- ----------
 Ratio of earnings to
  fixed charges.........       5.69         3.88       5.29     2.56        4.34       4.98
                           ========   ========== ========== ========  ========== ==========

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* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.